Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

TACTILE SYSTEMS TECHNOLOGY, INC.

Tactile Systems Technology, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: At a meeting of the Board of Directors of the Corporation, the Board of Directors approved a proposed amendment to the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Corporation.

SECOND: The proposed amendment provides that the text of Section 5.1(b) of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

5.1(b) Removal. Subject to the rights, if any, of any series of Preferred Stock to elect directors and to remove any director whom the holders of any such series have the right to elect, any director (including persons elected by directors to fill vacancies in the board of directors) may be removed from office with or without cause by the affirmative vote of the holders of a majority of the outstanding shares of capital stock then entitled to vote at an election of directors. At least 45 days prior to any annual or special meeting of stockholders at which it is proposed that any director be removed from office, written notice of such proposed removal and, if for cause, the alleged grounds thereof shall be sent to the director whose removal will be considered at the meeting.

THIRD: Pursuant to Section 242 of the General Corporation Law of the State of Delaware, at the Corporation’s 2026 annual meeting of stockholders, duly called and held, the necessary number of shares as required by statute were voted in favor of the amendment.

FOURTH: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: The foregoing amendment shall be effective on the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the authorized officer named below, this 6th day of May, 2026.

TACTILE SYSTEMS TECHNOLOGY, INC.

By:	/s/ Elaine M. Birkemeyer
Elaine M. Birkemeyer
Chief Financial Officer